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                                                                    Exhibit 23.2

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Kaire International, Inc.
Longmont, Colorado


    We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated May 1, 1998, except for the first paragraph of Note 8 which is dated October 1, 1998, relating to the consolidated financial statements of Kaire International, Inc. which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.


    We also consent to the reference to us under the caption "Experts" in the Prospectus.

                                                                BDO Seidman, LLP


Denver, Colorado
October 21, 1998